Press Release	16 July 2008

Clean Power Technologies Inc.

(“Clean Power” or the “Company”)

Clean Power Technologies Inc. Enters Into Securities Purchase Agreement
With The Quercus Trust

Clean Power Technologies Inc. (OTC BB:CPWE.OB; Frankfurt, XETRA:C1L), developer of a unique heat recovery and hybrid power system to reduce vehicle emissions, is pleased to announce that it has entered into a Securities Purchase Agreement  (the “Agreement”) with The Quercus Trust (the “Trust”) of Los Angeles, California.

Pursuant to the Agreement, The Quercus Trust purchased US$2 million out of a total of US$5 million (“Maximum Amount”) of Clean Power’s 8% Senior Secured Promissory Notes and Class A and Class B Warrants.  Subject to the satisfaction of certain conditions, the Trust has agreed to subscribe for an additional amount of Notes and Warrants, up to the Maximum Amount.  Clean Power has utilized the services of vFinance Investments Inc. as the Placement Agent in connection with the offering.

Mr. Abdul Mitha, Clean Power’s Chief Executive Officer, commented: “We are extremely happy that an established strategic investor in the green and alternative energy technology sectors has chosen to fund Clean Power.  This investment is very timely and will enable the Company to move forward with development work on its revolutionary steam hybrid vehicle technology.  We look forward to our continued relationship with The Quercus Trust”.

For more information, please refer to the Form 8-K filed by Clean Power Technologies, Inc. with the United States Securities and Exchange Commission. The Company is providing this release in accordance with Rule 135c under the Securities Act of 1933, as amended (“Rule 135c”), and the announcement contained herein does not constitute an offer to sell the Company’s securities, and is not a solicitation for an offer to purchase the Company’s securities. The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

ABOUT CLEAN POWER TECHNOLOGIES

Clean Power Technologies is committed to developing hybrid fuel technology and alternative fuel for a range of vehicles, including locomotives, heavy trucks and light cars.  The Company’s proprietary technology significantly reduces pollution through its Clean Energy Storage and Recovery (CESAR) system, which takes otherwise wasted heat from the exhaust of a conventional combustion engine and modifies it through a heat recovery system to generate clean power for the vehicle.

The Company boasts a highly experienced engineering team, whose vision and technical capabilities are driving the development and implementation of this unique hybrid fuel technology.

Clean Power Technologies operates out of its development facility in Newhaven, East Sussex.  In 2006, testing of the CSEAR system began on a Mazda RX8 passenger vehicle engine, with trials on a second identical engine commencing later that year. In June 2007 testing also began on a Caterpillar C18 diesel engine to explore applications, such as auxiliary power and trailer refrigeration, within the industrial vehicle and truck industries.  Testing on the CESAR process began in late October 2007, with initial results already recording a 40% improvement in fuel efficiency.

The Company listed on XETRA on the Frankfurt Stock Exchange in October 2006, and is also traded on the OTC Bulletin Board in the US.

About CESAR

Clean Power’s Clean Energy Storage and Recovery (CESAR) technology is designed to increase vehicle fuel economy and reducing emissions by capturing, storing and reusing otherwise wasted heat from the exhaust of a conventional combustion engine.  A heat exchanger captures waste energy, which is then stored in the form of steam in an accumulator, for ‘on demand’ use either in the same ‘primary’ engine, or in a secondary vapour engine.  Power can be produced solely by the secondary vapour engine even after the primary combustion engine has shut down.

The CESAR system can be used to power auxiliary truck systems, such as trailer refrigeration and cab cooling or heating, in regulatory ‘no idle’ and ‘quiet’ zones.  In addition to initial truck applications, CESAR can be further applied in Clean Power’s well developed passenger car programme in addition to having longer-term potential in the locomotive and marine sectors.

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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For further information, please contact:

Clean Power Technologies Inc.
Abdul Mitha, President & CEO Clean Power Technologies Inc. 436-35 Avenue N.W. Calgary, Alberta Canada T2K 0C1	Tel: + 1 (403) 277 2944 UK mobile: +44 (0) 782 436 5198
mithaa@shaw.ca	www.cleanpowertechnologies.com

Media enquiries:

Abchurch Communications Limited
Gareth Mead / Monique Tsang	Tel: +44 (0) 20 7398 7700
monique.tsang@abchurch-group.com	www.abchurch-group.com